Exhibit 99.1

NETGEAR ANNOUNCES ORGANIZATIONAL REALIGNMENT AND EXECUTIVE PROMOTIONS

•	Organizational Realignment Focused on Continuing and Accelerating Growth in Worldwide Market Share and Financial Performance

•	Creation of Senior Vice President of Worldwide Sales and Support Position through Promotion of Vice President of Europe, Middle East and Africa

•	New Executive Vice President and Chief Marketing Officer to be Recruited to Lead Worldwide Marketing Efforts

•	Asia Managing Director Promoted to Vice President of Asia Pacific Sales

•	President to Leave Company for Personal Reasons

SANTA CLARA, Calif. — August 2, 2004 - NETGEAR, Inc., (Nasdaq: NTGR) a worldwide provider of technologically advanced, branded networking products, today announced an organizational realignment structured to fully capitalize on rapidly expanding market opportunities worldwide. The Company is focused on continuing and accelerating its worldwide growth in market share and financial performance through the promotion of key international sales management and the creation of a top marketing leadership position.

“After consistently meeting or exceeding key financial and operating metrics as a public company, the addition of these members to NETGEAR’s already experienced management team provides an even stronger foundation to further increase the pace of growth worldwide in revenues, margins, and profitability,” said Patrick Lo, Chairman and CEO of NETGEAR.

In line with these objectives, David Soares was promoted to Senior Vice President of Worldwide Sales and Support. NETGEAR also announced that it is beginning a search for an Executive Vice President and Chief Marketing Officer to lead the Company’s worldwide marketing efforts. Ian McLean was promoted to Vice President of Asia Pacific Sales.

“Based on David’s tremendous success of rapidly growing revenue and growing NETGEAR’s market share in Europe, Middle East and Africa, we expect him to make an impact worldwide across all regions. We look forward to the addition of a new Chief Marketing Officer to lead our worldwide marketing efforts, and expect Ian to make even greater contribution to NETGEAR in the rapidly expanding Asian Pacific market with particular emphasis on Japan, China, and India as we believe this region will grow to a larger percentage of NETGEAR’s revenue in the coming years,” Patrick Lo went on to add.

The Company also announced that Ray Robidoux, NETGEAR’s President, has decided to leave the company to seek other opportunities. “The entire NETGEAR team wishes Ray great success as he pursues other interests,” said Patrick Lo.

David Soares is being promoted to Senior Vice President of Worldwide Sales and Support. Most recently he was Vice President, Europe, Middle East and Africa (EMEA) Sales. From January 1998 to December 2003, Mr. Soares served NETGEAR first as the U.K. Country Manager and later as the Managing Director of Europe. Prior to that, Mr. Soares worked at Hayes Microcomputer Products, in various sales and marketing roles. Reporting to David will be the new Vice President of Asia Pacific Sales, Ian McClean, the existing Vice President of North America Sales, Michael Werdann, the three Managing Directors for Central, Southern, and Northern Europe and the Director of Worldwide Service and Support.

The newly created position of Executive Vice President and Chief Marketing Officer will be focused on leading NETGEAR’s worldwide marketing portfolio, including strategy and product planning, channel and brand marketing, and partnership and alliances. This position will drive product innovations, channel programs and brand awareness across NETGEAR’s home and small to medium business customers.

Ian McClean is being promoted to Vice President of Asia Pacific Sales. Ian has been with NETGEAR for over 7 years, most recently as Managing Director, Asia. His other roles at NETGEAR include starting NETGEAR Australia before taking responsibility for South East Asia Sales. Previously, Mr. McClean held a variety of sales and marketing positions over 10 years and was part of the management team as Sales and Marketing Manager at NetComm, the Australian leader in modem technology. In addition, Ian was with Standard Telephone and Cable Components in the UK in numerous sales and marketing roles.

David Soares, Senior Vice President of Worldwide Sales and Support, and the new Executive Vice President and Chief Marketing Officer will report to Patrick Lo, Chairman and CEO, along with Jonathan Mather — Executive Vice President and Chief Financial Officer, Mark Merrill — Chief Technology Officer, Michael Falcon — Vice President Operations, and Chuck Olson — Vice President Engineering.

About NETGEAR, Inc.

NETGEAR (Nasdaq: NTGR) designs technologically advanced, branded networking products that address the specific needs of small-to-medium business and home users. The Company’s suite of approximately 100 products enables users to share Internet access, peripherals, files, digital multimedia content and applications among multiple personal computers and other Internet-enabled devices. NETGEAR is headquartered in Santa Clara, Calif. For more information, visit the company’s Web site at www.netgear.com or call (408) 907-8000.

(C)2004 NETGEAR, Inc., NETGEAR®, and the NETGEAR logo are trademarks or registered trademarks of Netgear, Inc. in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. Information is subject to change without notice. All rights reserved.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.: Various matters set forth in this press release, such as statements relating to market growth and market position of NETGEAR, Inc. and its products and technology are forward-looking statements. These statements are subject to risks and uncertainties, including without limitation, the price/performance requirements of customers, the ability of NETGEAR to sell products incorporating the technology, the impact and pricing of competing technologies, the introduction of alternative technological solutions, and other risks detailed from time-to-time in NETGEAR’S SEC filings and reports.

For more information:

Doug Hagan Director, Corporate Marketing NETGEAR, Inc. (408) 907-8053 doug.hagan@netgear.com	David Pasquale Executive Vice President, Investor Relations The Ruth Group (646) 536-7006 dpasquale@theruthgroup.com

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